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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Broadcom Corporation pertaining to the Altima Communications, Inc. 1997 Stock Option Plan, Innovent Systems, Inc. 1999 Stock Option/Stock Issuance Plan, Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan and Amended and Restated Puyallup Integrated Circuit Company 1996 Stock Option Plan, of our report dated January 18, 2000 (except Note 2 as to which the date is May 31, 2000 and Notes 9 and 13, as to which the date is June 29, 2000), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 10, 2000.

                                               /s/ Ernst & Young LLP


Orange County, California
October 31, 2000